UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2007

Interpharm Holdings, Inc.
(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Adams Avenue, Hauppauge, New York 11788
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 Entry into a Material Definitive Agreement

On October 25, 2007, the Company and Wells Fargo Business Credit finalized a Forbearance Agreement that terminates on December 31, 2007 (the “Forbearance Period”), which was subsequently amended on November 13, 2007. As of June 30, 2007, the Company had defaulted under the Senior Credit Agreement with respect to (i) financial reporting obligations, including the submission of its annual audited financial statements for the fiscal year ending on or about June 30, 2007, and (ii) financial covenants related to minimum net cash flow, maximum allowable total capital expenditures, leverage and unfinanced capital expenditures for the fiscal year ended June 30, 2007 (collectively, the “Existing Defaults”). WFBC agreed to waive the Existing Defaults based upon the Borrower’s consummation and receipt of $8,000,000 related to the issuance of subordinated debt described below. The parties have agreed to establish financial covenants for fiscal year 2008 prior to the conclusion of the Forbearance Period.

On November 7, 2007 and November 14, 2007, as required by the Forbearance Agreement, the Company received a total of $8,000,000 in gross proceeds from the issuance and sale of subordinated debt.

On November 7, 2007, Dr. Maganlal K. Sutaria, the Chairman of the Company’s Board of Directors, and Vimla M. Sutaria, his wife, loaned $3,000,000 to the Company pursuant to a Junior Subordinated Secured 12% Promissory Note due 2010 (the “Sutaria Note”). Interest of 12% per annum on the Sutaria Note is payable quarterly in arrears, and for the first 12 months of the note’s term, may be paid in cash, or additional notes (“PIK Notes”), at the option of the Company. Thereafter, the Company is required to pay at least 8% interest in cash, and the balance, at its option, in cash or PIK Notes.

Repayment of the Sutaria Notes is secured by liens on substantially all of the Company’s property and real estate. Pursuant to intercreditor agreements, the Sutaria Notes are subordinated to the liens held by WFBC and the holders of the STAR Notes described below.

On November 14, 2007, the Company issued and sold an aggregate of $5,000,000 of Secured 12% Promissory Notes Due 2009 (the “STAR Notes”) in the following amounts to the following parties:

Tullis-Dickerson Capital Focus III, L.P. (“TD III”)	$833,333
Aisling Capital II, L.P. (“Aisling”)	$833,333
Cameron Reid (“Reid”)	$833,333
Sutaria Family Realty, LLC (“SFR”)	$2,500,000

TD III is an investor in the Company and the holder of its Series B-1 Convertible Preferred Stock. Aisling is also an investor in the Company and the holder of its Series C-1 Convertible Preferred Stock.

Reid is the Company’s Chief Executive Officer and SFR is owned by Company shareholders who control approximately 45% of the Company’s voting stock (the “Major Shareholders”), including Raj Sutaria, who is a Company Executive Vice President.

Interest of 12% per annum on the STAR Notes is payable quarterly in arrears, and may be paid, at the option of the Company, in cash or PIK Notes. Upon the Company obtaining stockholder approval and ratification of the issuance of the STAR Note financing and making the necessary filings with the SEC in connection therewith (the “Stockholder Approval”), which is to occur no earlier than January 18, 2008 and no later than the later of February 28, 2008 or such later date as may be necessary to address SEC comments on the Company’s Information Statement on Schedule 14C, the STAR Notes shall be exchanged for:

• Secured Convertible 12% Promissory Notes due 2009 (the “Convertible Notes”) in the original principal amount equal to the principal and accrued interest on the STAR Notes through the date of exchange. The conversion price of the Convertible Notes is to be $0.95 per share and interest is to be payable quarterly, in arrears, in either cash or PIK Notes, at the option of the Company;

• Warrants to acquire an aggregate of 1,842,103 shares of Common Stock (the “Warrants”) with an exercise price of $0.95 per share.

Each of the Convertible Notes and Warrants are to have anti-dilution protection with respect to issuances of Common Stock, or common stock equivalents at less than $0.95 per share such that their conversion or exercise price shall be reset to a price equal to 90% of the price at which shares of Common Stock or equivalents are deemed to have been issued.

The repayment of the STAR and Convertible Notes is secured by a second priority lien on substantially all of the Company’s property and real estate. Pursuant to intercreditor agreements, the STAR Note financing liens are subordinate to those of WFBC, but ahead, in priority, of the Sutaria Notes.

Also, upon the Company obtaining the Stockholder Approval, the Series B-1 and Series C-1 Convertible Preferred Stock held by TD III and Aisling shall be exchangeable for shares of a new Series D-1 Convertible Preferred Stock, which shall be substantially similar to the B-1 and C-1 Convertible Preferred Stock other than the Conversion price which is to be $0.95 per share instead of $1.5338 per share.

Pursuant to the terms of the Securities Purchase Agreements for the Company’s Series B-1 and C-1 Convertible Preferred Stock, the consent of TD III and Aisling was required for the issuance of the Sutaria Notes and for the STAR Note financing. On November 7, 2007, we entered into a Waiver and Consent Agreement (the “Waiver”) with TD III, Aisling and the Parties to the Financing which provided us with the necessary consent from Tullis and Aisling. In addition, the pursuant to the Waiver, Perry Sutaria, P&K Holdings I, LLC, Rametra Holdings I, LLC, Rajs Holdings I, LLC and Raj Sutaria, the holders of 45.2% of our issued and outstanding common stock (the “Proxy Shares”) agreed to, and did give a voting proxy to a committee comprised of Perry Sutaria and a representative from each of TD III and Aisling to vote the Proxy Shares:

1. For the election of directors; and
2. With respect to any changes in the Company by-laws.

In addition, the holders of the Proxy Shares gave TD III and Aisling tag along rights on the Proxy Shares such that in the event of any sale, other than certain exempted sales, of the Proxy Shares, the holders of the Proxy Shares will have an obligation to have the buyer purchase a proportionate number of shares held by TD III and Aisling.

As consideration for the Waiver, the conversion price of the Series B-1 and C-1 Preferred Stock was reduced from $1.5338 to $0.95 and the exercise price of an aggregate of 4,563,828 warrants held by TD III and Aisling was reduced from $1.63 to $0.95.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

November 14, 2007	By:	/s/ Peter Giallorenzo
Peter Giallorenzo
Chief Financial Officer and Chief Operating Officer